Exhibit 99.1

MannKind Corporation Reports 2012 Second Quarter Financial Results

- Conference Call to Begin Today at 9:00 AM EDT -

VALENCIA, Calif.--(BUSINESS WIRE)--August 7, 2012--MannKind Corporation (Nasdaq: MNKD) today reported financial results for the second quarter ended June 30, 2012.

For the second quarter of 2012, total operating expenses were $44.1 million, compared to $39.2 million for the second quarter of 2011, an increase of $4.9 million. Research and development (R&D) expenses were $26.6 million for the second quarter of 2012 compared to $30.3 million for the same quarter in 2011, a decrease of $3.7 million. This 12.2% decrease was primarily due to the settlement of the terminated insulin supply agreement in the second quarter of 2011 of $11.9 million, partially offset by an increase of $7.5 million in clinical trial related activities. General and administrative (G&A) expenses increased by $8.5 million to $17.4 million for the second quarter of 2012 compared to $8.9 million in the second quarter of 2011. This 95.5% increase in G&A expense was primarily due to a $7.7 million litigation settlement accrual recorded in the second quarter of 2012 and increased legal fees and financing transaction costs.

For the first six months of 2012, operating expenses totaled $78.0 million, compared to $77.2 million in the first half of 2011. Total R&D expenses for the six months ended June 30, 2012 decreased $5.8 million or 10.2% compared to the same period in 2011, primarily due to the termination of the insulin supply agreement partially offset by increased clinical trial related activities in the first half of 2012. G&A expenses increased by $6.5 million, or 31.7%, to $27.2 million for the first half of 2012 as compared to $20.7 million in the same period in 2011. The increase was primarily due to the $7.7 million litigation settlement accrual recorded in the second quarter of 2012 and increased legal fees and financing transaction costs, partially offset by the decrease in salary related costs as a result of the February 2011 reduction in force.

The net loss applicable to common stockholders for the second quarter of 2012 was $36.6 million, or $0.23 per share based on 159.9 million weighted average shares outstanding, compared with a net loss applicable to common stockholders of $44.5 million, or $0.37 per share based on 121.7 million weighted average shares outstanding for the second quarter of 2011. The number of common shares outstanding at June 30, 2012 was 199,300,833.

Cash, cash equivalents and marketable securities were $32.0 million at June 30, 2012 and $3.2 million at December 31, 2011.

Conference Call

MannKind management will host a conference call to discuss these results today at 9:00 a.m. Eastern Time. To participate in the call please dial (800) 447-0521 or (847) 413-3238 and use the participant passcode: 32993955. To listen to the call via the Internet please visit http://www.mannkindcorp.com. The web site replay will be available for 14 days. A telephone replay will be accessible for approximately 14 days following completion of the call by dialing (888) 843-7419 or (630) 652-3042 and use the participant passcode: 3299 3955#.

Presenting from the Company will be:

  Chairman and Chief Executive Officer Alfred Mann
  President and Chief Operating Officer Hakan Edstrom
  Corporate Vice President and Chief Financial Officer Matthew Pfeffer

About MannKind Corporation

MannKind Corporation (Nasdaq: MNKD) focuses on the discovery, development and commercialization of therapeutic products for patients with diseases such as diabetes and cancer. Its lead product candidate, AFREZZA®, is in late stage clinical investigation for the treatment of adults with type 1 or type 2 diabetes for the control of hyperglycemia.

MannKind maintains a website at http://www.mannkindcorp.com to which MannKind regularly posts copies of its press releases as well as additional information about MannKind. Interested persons can subscribe on the MannKind website to e-mail alerts that are sent automatically when MannKind issues press releases, files its reports with the Securities and Exchange Commission or posts certain other information to the website.

Forward-Looking Statements

This press release contains forward-looking statements, including statements related to MannKind’s proposed public offering of common stock, that involve risks and uncertainties. Words such as “believes”, “anticipates”, “plans”, “expects”, “intends”, “will”, “goal”, “potential” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon MannKind’s current expectations. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks associated with market conditions and the satisfaction of customary closing conditions related to the proposed offering, the progress, timing and results of clinical trials, difficulties or delays in seeking or obtaining regulatory approval, the manufacture of AFREZZA, competition from other pharmaceutical or biotechnology companies, MannKind’s ability to enter into any collaborations or strategic partnerships, intellectual property matters, stock price volatility and other risks detailed in MannKind’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2011 and periodic reports on Form 10-Q and Form 8-K. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and MannKind undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this press release.

MannKind Corporation
(A Development Stage Company)
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share amounts)

	Three months ended June 30,		Six months ended June 30,		Cumulative period from February 14, 1991 (date of inception) to June 30,
	2012	2011	2012	2011	2012
Revenue	$—	$—	$—	$50	$3,131
Operating expenses:
Research and development	26,638	30,296	50,794	56,585	1,416,845
General and administrative	17,416	8,890	27,193	20,652	407,424
In-process research and development costs	—	—	—	—	19,726
Goodwill impairment	—	—	—	—	151,428
Total operating expenses	44,054	39,186	77,987	77,237	1,995,423
Loss from operations	(44,054)	(39,186)	(77,987)	(77,187)	(1,992,292)
Other income	13,345	47	14,727	1,397	13,651
Interest expense on note payable to related party	(3,028)	(2,509)	(6,076)	(4,985)	(34,410)
Interest expense on senior convertible notes	(2,844)	(2,834)	(5,419)	(5,247)	(34,213)
Interest income	1	2	2	17	36,991
Loss before provision for income taxes	(36,580)	(44,480)	(74,753)	(86,005)	(2,010,273)
Income taxes	—	—	—	—	(26)
Net loss	(36,580)	(44,480)	(74,753)	(86,005)	(2,010,299)
Deemed dividend related to beneficial conversion feature of convertible preferred stock	—	—	—	—	(22,260)
Accretion on redeemable preferred stock	—	—	—	—	(952)
Net loss applicable to common stockholders	$(36,580)	$(44,480)	$(74,753)	$(86,005)	$(2,033,511)
Net loss per share applicable to common stockholders — basic and diluted	$(0.23)	$(0.37)	$(0.49)	$(0.71)
Shares used to compute basic and diluted net loss per share applicable to common stockholders	159,859	121,708	151,506	121,385

MannKind Corporation
(A Development Stage Company)
Condensed Consolidated Balance Sheet
(Unaudited)
(in thousands)

	June 30, 2012	December 31, 2011

Assets
Current assets:
Cash and cash equivalents	$31,639	$2,681
Marketable securities	350	515
Prepaid expenses and other current assets	18,357	2,625
Total current assets	50,346	5,821
Property and equipment — net	189,159	193,029
State research and development credit exchange receivable — net of current portion	658	473
Other assets	230	230
Total	$240,393	$199,553

Liabilities and Stockholders’ Deficit

Current liabilities	$55,441	$25,360
Senior convertible notes	211,184	210,642
Note payable to principal stockholder	218,142	277,203
Stockholders’ deficit	(244,374)	(313,652)
Total	$240,393	$199,553

CONTACT:
Company Contact:
MannKind Corporation
Matthew J. Pfeffer
Chief Financial Officer
661-775-5300
mpfeffer@mannkindcorp.com